SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 30, 2003

Date of Report

(Date of earliest event reported)

EXPEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	000-27429	91-1996083
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005

(Address of Principal Executive Offices, including Zip Code)

(425) 564-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

The information included in this section is intended to be furnished and not filed pursuant to Regulation FD.

Expedia, Inc. today filed an amended annual report on Form 10-K/A, in part to reflect a restatement of its historical earnings on a GAAP basis.

In the process of calculating its first quarter 2003 earnings, Expedia discovered an error in the calculation of amortization of the Microsoft options that converted to Expedia options on the completion of Expedia’s initial public offering. The restatement accelerates the expense for the recognition of stock-based compensation for the period from Expedia’s initial public offering November 1999 through the quarter ended December 31, 2002.

The restatement increases the company’s GAAP net income for the periods ending after June 30, 2000, and decreases GAAP net income for the year ended June 30, 2000. It does not affect the company’s reported adjusted earnings or cash flow in any period. The impact of the recognition of the stock-based compensation on the previously issued financial statements for the prior periods is as follows (in thousands except for per share figures):

	Year ended December 31,	Six-months period ended December 31,	Years ended June 30,
	2002	2001	2001	2000
Recognition of stock-based compensation:
As previously reported	$6,562	$5,988	$31,183	$60,689

Restated	$2,884	$4,367	$30,228	$70,051

Net income (loss):
As previously reported	$66,315	$472	$(78,053)	$(118,315)

Restated	$69,993	$2,093	$(77,098)	$(127,677)

Basic net income (loss) per common share:
As previously reported	$0.59	$0.00	$(0.83)

Restated	$0.62	$0.02	$(0.82)

Diluted net income (loss) per common share:
As previously reported	$0.52	$0.00	$(0.83)

Restated	$0.55	$0.02	$(0.82)

Pro forma basic and diluted net loss per common share:
As previously reported				$(1.55)

Restated				$(1.68)

The following sections of Expedia’s Form 10-K have been revised in the amendment to reflect the restatement: Selected Financial Data (Item 6), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7) and the Consolidated Financial Statements, including the Notes to Consolidated Financial Statements (Item 15).

The 10-K/A filed today also includes Part III of the 10-K/A, which was expected to be included in the proxy statement related to Expedia’s 2003 annual meeting of shareholders and incorporated by reference. Expedia has not yet determined a date for the annual meeting of shareholders.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

Dated: April 30, 2003	By:	/s/ GREGORY S. STANGER
Gregory S. Stanger Senior Vice President Chief Financial Officer

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